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                                                                   EXHIBIT 10.93

                             EMPLOYMENT AGREEMENT OF

                                  DAVID A. AKRE

         AGREEMENT made this ___ day of __________, 2004, between New York Mortgage Trust, Inc., a Maryland corporation (the "Company"), and David A. Akre (the "Executive").

         The Executive is presently employed as the Co-Chief Executive Officer of the Company. The Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company has been substantial. The Board desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company's management, in the best interest of the Company and its shareholders. The Executive is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided. The Executive's continued employment with the Company is contingent on his execution of this Employment Agreement.

         In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

2.       Term. The employment of the Executive by the Company as provided in
Section 1 will commence on the closing date of the Company's initial public offering and end on December 31, 2007, unless further extended or sooner terminated as hereinafter provided. Commencing on January 1, 2005, and each January 1 thereafter, the term of the Executive's employment shall automatically be extended for one additional calendar year, unless, not later than the October 31 immediately preceding such January 1, the Company or the Executive shall have given written notice to the other that it does not wish that the Term of this Agreement is to be automatically extended as described above. For purposes of this Agreement, "Term" shall mean the actual duration of Executive's employment hereunder, taking into account any extensions or notices not to extend pursuant to this Section 2 or termination of employment pursuant to Section 7.

3. Position and Duties. The Executive shall serve as the Co-Chief Executive Officer of the Company and shall have such responsibilities, duties and authority as he may have as of the date hereof (or any position to which he may be promoted after the date hereof) and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority. The Executive shall also serve as a senior executive officer of certain subsidiaries of the Company, with positions, titles and responsibilities that are suitable for the Co-Chief Executive Officer of the Company, at the reasonable request of the Board without additional compensation. The Executive shall devote substantially all his working time and

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efforts to the business and affairs of the Company; provided, that nothing in this Agreement shall preclude Executive from serving as a director or trustee in any other firm or from pursuing personal real estate investments and other personal investments, as long as such activities do not interfere with Executive's performance of his duties hereunder or violate Section 9 or 10 of this Agreement.

4. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company in New York, New York, except for required travel on the Company's business to an extent substantially consistent with present business travel obligations.

5.       Compensation and Related Matters.

         (a) Base Salary. The Company shall pay the Executive a base salary annually (the "Base Salary"), which shall be payable in periodic installments according to the Company's normal payroll practices. The initial Base Salary shall be $390,000. During the Terms, the Board or the Compensation Committee of the Board (the "Compensation Committee") shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective the following January 1; provided, however, that on January 1, 2005, the initial Base Salary shall be increased by 5%, and on each January 1 thereafter during the Term, the Base Salary shall be increased by a minimum positive amount equal to the Base Salary in effect on January 1 of the prior year multiplied by the increase in the Consumer Price Index for such year. The amount of the increase shall be determined before March 31 of each year and shall be retroactive to January 1. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term "Base Salary" shall mean the amount established and adjusted from time to time pursuant to this
Section 6(a).

         (b) Annual Cash Incentive Awards. The Executive shall be eligible to participate in the Company's annual cash incentive bonus plan adopted by the Compensation Committee for each fiscal year during the Term of this Agreement ("Bonus Plan"), subject to the terms and conditions of the Bonus Plan. If the Executive or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Plan for a fiscal year, he shall receive an annual Incentive Bonus (as defined below) in an amount determined by the Compensation Committee and subject to ratification by the Board, if required. If the Executive or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Plan for a fiscal year, the Compensation Committee may determine whether any Incentive Bonus shall be payable to Executive for that year, subject to ratification by the Board, if required. Beginning January 1, 2005, the Bonus Plan shall contain both individual and group goals established by the Compensation Committee. The annual Incentive Bonus shall be paid to the Executive no later than thirty (30) days after the date the Compensation Committee determines whether the criteria in the Bonus Plan for such fiscal year were satisfied. For purposes of this Agreement, the term "Incentive Bonus" shall mean the amount established pursuant to this
Section 6(b).

         (c) Stock Based Awards. The Company has established the 2004 Stock Incentive Plan ("Stock Incentive Plan"). Subject to the terms and conditions of the Stock Incentive Plan, the Executive shall be eligible to participate in the Stock Incentive Plan, and shall be eligible to

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receive annual stock option and/or restricted stock awards under the Stock
Incentive Plan. The Compensation Committee shall approve any such awards made to the Executive pursuant to the Stock Incentive Plan.

                  (i) 2004 Stock Incentive Plan Option Grants. Option awards under the Stock Incentive Plan will have an exercise price per share equal to the closing price of the Company's common stock on the trading day immediately preceding the date of grant, will have a term of ten (10) years and will vest and become exercisable with respect to 1/3 of the underlying shares of Company common stock on the first, second and third anniversaries, respectively, of the date of grant; provided, however, that the Executive will be 100% vested in all outstanding option awards, including the unvested portion of such awards, upon (i) a Change in Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), (iii) a termination by the Executive for Good Reason (as defined herein), (iv) the Executive's death, or (v) the Disability (as defined below) of the Executive, and that the Executive will forfeit all unvested options if he is terminated for Cause or he terminates his employment hereunder for other than Good Reason.

                  (ii) 2004 Stock Incentive Plan Restricted Stock Awards. The Stock Incentive Plan provides for the issuance of shares of Company common stock as restricted common stock ("Restricted Stock Grants") to the extent that such shares of common stock are available thereunder. Restricted Stock Grants awarded to the Executive shall be subject to forfeiture restrictions that will terminate with respect to 1/3 of the awarded shares on the first, second and third anniversaries of the date of the issuance; provided, however, that with respect to the Initial Restricted Stock Grant (as defined below), 33.3% of such shares will be fully vested and unrestricted upon issuance and the forfeiture restrictions with respect to the remaining 66.7% of such shares will terminate with respect to 22.3% of the awarded shares on the first anniversary of the date of issuance, 22.2% of the awarded shares on the second anniversary of the date of issuance and 22.2% of the awarded shares on the third anniversary of the date of issuance. Upon completion of the Company's initial public offering of its common stock (the "IPO"), the Company shall grant to the Executive a Restricted Stock Grant of 94,860 shares of Company common stock (the "Initial Restricted Stock Grant"). In the event the underwriters in the IPO exercise their over-allotment option, the Company shall promptly increase the number of shares of Company common stock granted to the Executive in the Initial Restricted Stock Grant by a percentage equal to the percentage of over-allotment option shares issued relative to the number of initial shares issued in the IPO, e.g. if the underwriters exercise their full 15% over-allotment option, the Company will increase the Initial Restricted Stock Grant by 14,229 shares, or 15%, and there additional shares of common stock will be deemed to be part of the Initial Restricted Stock Grant. Notwithstanding the foregoing, the Executive will be 100% vested and all restrictions on each outstanding Restricted Stock Grant will lapse upon (i) a Change in Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), (iii) a termination by the Executive for Good Reason (as defined herein), (iv) the Executive's death, (v) the Disability (as defined below) of the Executive, or (vi) the Company's failure to renew this Agreement, and that the Executive will forfeit all shares with respect to which the forfeiture restrictions have not terminated if he is terminated for Cause or he terminates for other than Good Reason. The common stock issued as Restricted Stock Grants will have voting and dividend rights.

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For purposes of this Agreement:

         "Acquiring Person" means that a Person, considered alone or as part of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, is or becomes directly or indirectly the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of securities representing at least fifty percent (50%) of the Company's then outstanding securities entitled to vote generally in the election of the Board.

         "Continuing Director" means any member of the Board, while a member of the Board and (i) who was a member of the Board on the closing date of the Company's initial public offering of the Common Stock or (ii) whose nomination for or election to the Board was recommended or approved by a majority of the Continuing Directors.

         "Control Change Date" means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the "Control Change Date" is the date of the last of such transactions.

         "Change in Control" means (i) a Person is or becomes an Acquiring Person; (ii) holders of the securities of the Company entitled to vote thereon approve any agreement with a Person (or, if such approval is not required by applicable law and is not solicited by the Company, the closing of such an agreement) that involves the transfer of all or substantially all of the Company's total assets on a consolidated basis, as reported in the Company's consolidated financial statements filed with the Securities and Exchange Commission; (iii) holders of the securities of the Company entitled to vote thereon approve a transaction (or, if such approval is not required by applicable law and is not solicited by the Company, the closing of such a transaction) pursuant to which the Company will undergo a merger, consolidation, or statutory share exchange with a Person, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange, other than a transaction that results in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior to the closing of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% (fifty percent) of the Company's voting securities carrying the right to vote in elections of persons to the Company's Board, or such securities of such surviving entity, outstanding immediately after the closing of such transaction;
(iv) the Continuing Directors cease for any reason to constitute a majority of the Board; (v) holders of the securities of the Company entitled to vote thereon approve a plan of complete liquidation of the Company or an agreement for the sale or liquidation by the Company of all or substantially all of the Company's assets (or, if such approval is not required by applicable law and is not solicited by the Company, the commencement of actions constituting such a plan or the closing of such an agreement); or (vi) the Board adopts a resolution to the effect that, in its judgment, as a consequence of any one or more transactions or events or series of transactions or events, a Change in Control of the Company has effectively occurred. The Board shall be entitled to exercise its sole and absolute discretion in exercising its judgment and in the adoption of such resolution, whether or not any such transaction(s) or event(s) might be deemed, individually or collectively, to satisfy any of the criteria set forth in subparagraphs (i) through (v) above.

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         "Person" means any human being, firm, corporation, partnership, or other entity. "Person" also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. The term "Person" does not include the Company or any Related Entity, and the term Person does not include any employee-benefit plan maintained by the Company or any Related Entity, or any person or entity organized, appointed, or established by the Company or any Related Entity for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan or such person or entity is a "Person".

         "Related Entity" means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Code.

         (d)      Benefits.

                  (i) Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per full calendar year. The Executive shall be entitled to cash in lieu of any unused vacation time. The Executive shall not be entitled to carry over any unused vacation time from year to year.

                  (ii) Sick and Personal Days. The Executive shall be entitled to sick and personal days in accordance with the policies of the Company.

                  (iii)    Employee Benefits.

                           (A)      Participation in Employee Benefit Plans.
Subject to the terms of any applicable plans, policies or programs, the Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company.

                           (B)      Disability Insurance. The Company will
maintain, at its cost, a renewable long-term Disability plan that, subject to the terms of such plan and any applicable plans, policies or programs, provides for payment of not less than 60% of the Executive's Base Salary for so long as any long-term Disability of the Executive continues. In addition, the Company shall reimburse the Executive the amount of the premiums payable by the Executive with respect to a personal supplemental long-term disability insurance policy providing for benefits equal to at least 40% of the Executive's Base Salary for so long as any long-term Disability of the Executive continues.

                  (iv) Annual Physical. If the Executive desires an annual physical examination, the Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician in the New York, New York metropolitan area selected by the

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Executive. The results of the examination and any medical information or records regarding the examination will be provided by the physician to the executive, and not to the Company.

                  (v) Directors and Officers Insurance. During the Term and for a period of 24 months thereafter, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company on a basis no less favorable to him than the coverage provided to current officers and directors.

                  (vi) Life Insurance. The Company will purchase a whole life policy for the benefit of the Executive or the Executive's designated beneficiaries with a death benefit of $3.0 million. The Executive shall be entitled to reimbursement of any income tax that the Executive incurs with respect to the Company's payment of premiums.

                  (vii) Key Man Life Insurance. The Company may purchase on the life of the Executive up to $15.0 million of key man life insurance with the Company as the beneficiary of the death benefit.

                  (viii) Expenses, Office and Secretarial Support. The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company's policy as in effect from time to time and on a basis no less favorable than that applicable to other executives of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive's positions and adequate for the performance of the Executive's duties.

6. Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

         (a) Death. The Executive's employment hereunder shall terminate upon his death.

         (b) Disability. If, in the written opinion of a qualified physician reasonably agreed to by the Company and the Executive, the Executive shall become unable to perform his duties hereunder due to Disability, the Company may terminate the Executive's employment hereunder. As used in this Agreement, the term "Disability" shall mean inability of the Executive, due to physical or mental condition, to perform the essential functions of the Executive's job, after consideration of the availability of reasonable accommodations, for more than 180 total calendar days during any period of 12 consecutive months.

         (c) For Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon a determination by at least a majority of the members of the Board (other than Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive of such meeting, the purpose thereof and the particulars of the basis for such meeting and the Executive is given an opportunity, together with

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counsel, to be heard before the Board) that Executive (i) has committed fraud or misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company or any affiliate of the Company, (ii) has been convicted of, or entered a plea of guilty or "nolo contendre" to, a felony which in the reasonable opinion of the Board brings Executive into disrepute or is likely to cause material harm to the Company's (or any affiliate of the Company) business, customer or supplier relations, financial condition or prospects, (iii) has, notwithstanding not less than 30 days' prior written notice from the Board, willfully failed to perform (other than by reason of illness or temporary disability ) his material duties hereunder, (iv) has knowingly violated or breached any material law or regulation to the material detriment of the Company or any affiliates of the Company or its business, or (v) has breached any non-competition, non-disclosure or non-solicitation agreement between Executive and the Company which causes or is reasonably likely to cause material harm to the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Any notice of termination delivered by the Company to Executive that purports to notify Executive of a termination for Cause, but where the Company has not otherwise followed the procedures set forth in the definition of "Cause" above, shall be deemed to constitute a notice of termination without Cause pursuant to Section 7(d) hereof. Neither a notice from the Company to Executive that a meeting of the Board has been scheduled to determine whether grounds for a termination for "Cause" exist, nor the holding of such a meeting, shall itself be construed as a notice of termination for such purpose.

         (d) Without Cause. The Company may at any time terminate the Executive's employment hereunder without Cause.

         (e)      Termination by the Executive.

                  (i)      The Executive may terminate his employment hereunder
(A) for Good Reason, (B) at any time upon 30 days written notice following receipt by the Executive of written notification by the Company that it does not intend to extend the Term of this Agreement as provided in Section 2 (a "Notice of Non-Renewal"), or (C) at any time after the date hereof by giving sixty (60) days prior notice of his intention to terminate.

                  (ii) For purposes of this Agreement, "Good Reason" shall mean (A) a failure by the Company to comply with any material provision of this Agreement (other than the Company's payment obligations referred to in clause
(E) below) which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company, (B) the assignment to the Executive of any material duties inconsistent with the Executive's position with the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities without the consent of the Executive,
(C) without the consent of the Executive, a material reduction in employee benefits other than a reduction generally

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applicable to similarly situated executives of the Company, (D) without the consent of the Executive, relocation of the Company's principal place of business outside a fifty (50) mile radius of Midtown Manhattan, or (E) any failure by the Company to pay the Executive Base Salary or any Incentive Bonus to which he is entitled under the Bonus Plan which failure has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company or any failure of the Compensation Committee to approve a Bonus Plan for any fiscal year.

         (f) Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection (a) or (b) of this Section 7) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (g) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, the date as of which the physician's written opinion is received by the Company, (iii) if the Executive's employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iv) if the Executive's employment is terminated for any other reason, the date sixty (60) days following the date on which a Notice of Termination is given.

7.       Compensation Upon Termination, Death or During Disability.

         (a) Disability. During any period that the Executive fails to perform his duties hereunder as a result of his incapacity due to a physical or mental condition ("disability period"), the Executive shall continue to receive his full Base Salary at the rate then in effect for such disability period (and shall not be eligible for payments under the disability plans, programs and policies maintained by the Company or in connection with employment by the Company ("Disability Plans")) until his employment is terminated pursuant to
Section 7(b) hereof, and upon such termination, the Executive shall, within ten
(10) days of such termination, be entitled to all amounts to which the Executive is entitled pursuant to the Disability Plans. The Executive's rights under any long-term Disability Plan shall be determined in accordance with the provisions of such plan, but in no event will the Company maintain a long-term Disability plan that provides for payment of less than 60% of the Executive's Base Salary. In addition, upon the Executive's termination in accordance with Section 7(b) hereof, all stock options, restricted stock grants awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination.

         (b) Death. If the Executive's employment is terminated by his death, the Company shall within ten (10) days following the date of the Executive's death, pay to the Executive's designated beneficiary(ies) any amounts due to the Executive under Section 6(d) through the date of and as a result of his death, an amount equal to the Executive's annual Base Salary for the year in which the termination took place, and an amount equal to the Executive's target Bonus for the

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year in which the termination took place, together with any other amounts to which the Executive is entitled pursuant to death benefit plans, programs and policies. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination.

         (c) Cause or other than Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 6(d), and the Company shall have no further obligations to the Executive under this Agreement.

         (d) Termination by the Company without Cause (other than for death or Disability) or Termination by the Executive for Good Reason. If the Company shall terminate the Executive's employment other than for death, Disability pursuant to Section 7(b) or Cause, or the Executive shall terminate his employment for Good Reason, then:

                  (i) the Company shall pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid and pro rata amounts to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, including without limitation, the approved annual Bonus Plan for the year in which the Date of Termination occurs and all accrued but unused vacation time, such payments to be made in a lump sum on or before the tenth day following the Date of Termination;

                  (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an amount equal to the product of (A) the sum of (1) the Executive's Base Salary in effect as of the Date of Termination and (2) the Executive's highest Annual Bonus earned in the last three fiscal years, and (B) the lesser of three (3) or the quotient of the number of whole months remaining in the term of this Agreement as of the Date of Termination divided by twelve (12); such payment to be made in a lump sum on or before the tenth day following the Date of Termination. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination;

                  (iii) In the case of a termination of the Executive's employment by the Company without Cause or for Disability, or by the Executive for Good Reason, the Company shall pay the full cost for the Executive to participate in the health insurance plan in which the Executive was enrolled immediately prior to the Date of Termination for a period of eighteen (18) months, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan from which his continued participation is barred; and

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                  (iv)     The obligations of the Company to make any payments
to Executive required under Section 8(d)(ii) hereof shall be conditioned on the execution and delivery by the Executive of a general release of claims in form and substance reasonably satisfactory to the Company.

         (e) Upon Receipt by the Executive of a Notice of Non-Renewal. If the Company delivers to the Executive a Notice of Non-Renewal, and the Executive elects to terminate his employment with the Company as a result of such Notice of Non-Renewal pursuant to Section 7(e)(i)(B), then:

                  (i) the Company shall pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid and pro rata amounts to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, including without limitation, the approved annual Bonus Plan for the year in which the Date of Termination occurs and all accrued but unused vacation time, such payments to be made in a lump sum on or before the tenth day following the Date of Termination;

                  (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an amount equal to the sum of (A) an amount equal to the Executive's annual Base Salary as then in effect and (B) an amount equal to the Executive's highest Annual Bonus earned during the preceding three fiscal years; such payment to be made in a lump sum on or before the tenth day following the Date of Termination. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination;

                  (iii) the Company shall pay the full cost for the Executive to participate in the health insurance plan in which the Executive was enrolled immediately prior to the Date of Termination for a period of eighteen (18) months, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan from which his continued participation is barred; and

                  (iv) The obligations of the Company to make any payments to Executive required under Section 8(e)(ii) hereof shall be conditioned on the execution and delivery by the Executive of a general release of claims in form and substance reasonably satisfactory to the Company.

8. Nondisclosure. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the

Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The agreement made in this Section 9 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of confidential information of the Company.

9. Non-Competition and Non-Solicitation. During the Executive's employment with the Company and for a period of twenty four (24) months following the Executive's Date of Termination (or, in the case of any resignation by the Executive following receipt of a Notice of Non-Renewal, for a period of only twelve (12) months following the Executive's Date of Termination), the Executive shall not, for himself or herself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a "Person"), work in the principal line of business engaged in, or planned to be engaged in, by the Company at the Date of Termination within any state where the Company is doing business or has plans for commencing business as of the Date of Termination. The Executive's passive ownership of less than five percent (5%) of the securities of a public company shall not be treated as an action in competition with the Company.

         (a) Executive hereby acknowledges and agrees that his employment with the Company places him in a position of trust and confidence with respect to the business operations, customers, prospects and personnel of the Company. He agrees that, due to his position and knowledge, his engaging in any business that competes in the principal line of business as the Company will cause the Company significant and irreparable harm.

         (b) In consideration of the compensation and benefits extended to him under this Agreement, Executive agrees that, during the term of Executive's employment by the Company and for twenty four (24) months following the Date of Termination (or, in the case of any resignation by the Executive following receipt of a Notice of Non-Renewal, for a period of only twelve (12) months following the Executive's Date of Termination), the Executive shall not, for any reason whatsoever, directly or indirectly, for himself or herself or on behalf of or in conjunction with any other Person with whom the Executive works or is affiliated:

                  (i) solicit and/or hire any Person who is on the Date of Termination, or has been within six (6) months prior to the Date of Termination, an employee of the Company or its affiliates;

                  (ii) solicit, induce or attempt to induce any Person who is, at the Date of Termination, or has been within six (6) months prior to the Date of Termination, an actual customer, client, business partner, or a prospective customer, client, business partner (i.e., a customer, client or business partner who is party to a written proposal (including, with respect to the Company's borrowers, a mortgage loan application) or letter of intent with the Company, in each case written less than six (6) months prior to the Date of Termination) of the Company, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or its affiliates, (B) enticing or attempting to entice such Person to do business with Executive or any affiliate of Executive, or (C) in any way interfering with the relationship between such Person and the Company or its affiliates; or

                  (iii) solicit, induce or attempt to induce any Person who is or that is, at the time of the Date of Termination, or has been within six
(6) months prior to the Date of Termination, a supplier, licensee or consultant of, or provider of goods or services to the Company or its affiliates, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or its affiliates or (B) in any way interfering with the relationship between such Person and the Company or its affiliates.

         (c) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenants in this Section 10, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law, in equity or under this Agreement, shall be enforced by the Company in the event of the breach or threatened breach by Executive, by injunctions and/or restraining orders.

         (d) It is agreed by the parties that the covenants contained in this Section 10 impose a fair and reasonable restraint on Executive in light of the activities and business of the Company on the date of the execution of this Agreement and the current plans of the Company; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and its affiliates throughout the term of these covenants. Executive also acknowledges that this restraint will not prevent him from earning a living in his chosen field of work.

         (e) The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

         (f) All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the duration of the period during which the agreements and covenants of Executive made in this Section 10 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 10.

         (g) Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Executive shall be prohibited from engaging in any competitive activity described in
Section 10 hereof, the period of time for which Executive shall be prohibited pursuant to Section 10 hereof shall be the maximum time permitted by law.

10. Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any successor to its business, including but not limited to in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.

11.      Additional Payments by the Company.

         (a) If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any option, share appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) All determinations required to be made under this Section 12, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the Company's then current outside auditors; provided that if that firm is unwilling or unable to provide such services, another accounting firm may be selected by the Company (such accounting firm the "Accounting Firm"). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the date of the change in control or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive no later than five calendar days prior to the due date for Executive's income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 12(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

         (c) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 12(b) hereof.

         (d) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. To the extent the Excise Tax has not been previously withheld from amounts paid to the Executive, Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

         (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 12(b) and 12(d) hereof will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefore and reasonable evidence of his payment thereof.

         (f) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                  (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                  (ii) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                  (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 12(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 12(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (g) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section 12(f)) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 12. If, after the receipt by Executive of a Gross-Up Payment but before the payment by Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 12, Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to Executive exceeds the Gross-Up Payment required under this Section 12.

12. Continued Performance. Provisions of this Agreement shall survive any termination of Executive's employment hereunder if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Sections 9 and 10. Any obligation of the Company to make payments to or on behalf of the Executive under Section 8 is expressly conditioned upon the Executive's continued performance of the Executive's obligations under Sections 9 and 10 for the time periods stated in Sections 9 and 10. The Executive recognizes that, except to the extent, if any, provided in
Section 8, the Executive will earn no compensation from the Company after the Date of Termination.

13. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

                  David A. Akre
                  c/o New York Mortgage Trust, Inc.
                  7th Floor
                  1301 Avenue of the Americas
                  New York, NY  10019

         If to the Company:

                  New York Mortgage Trust, Inc.
                  7th Floor
                  1301 Avenue of the Americas
                  New York, NY  10019
                  Attn: Compensation Committee

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

         (a) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         (b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument.

         (c) Disputes. Any dispute or controversy arising under or in connection with this Agreement shall, at the Executive's sole discretion, be settled exclusively by such judicial remedies as the Executive may seek to pursue or by arbitration conducted before a panel of three arbitrators in New York, New York in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction with respect to any violation or threatened violation of the provisions of Sections 9 or 10 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expenses of arbitration shall be borne by the Company.

         (d) Executive's Legal Expenses. In the event that the Executive institutes any proceeding to enforce his rights under, or to recover damages for breach of this Agreement, the Executive, if he is the prevailing party, shall be entitled to recover from the Company any actual expenses for attorney's fees and disbursements incurred by him.

         (e) Indemnification. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by the laws of the State of Maryland (and the law of any other appropriate jurisdiction after any reincorporation of the Company) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer or trustee of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company to procure a judgment in its favor (or other than by or in the right of the Company); provided, however, that this indemnification provision shall not apply to any action or proceeding relating to a dispute between the Company and the Executive based on any alleged breach or violation of this Agreement.

         (f) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein.

                             [Signatures next page]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                         NEW YORK MORTGAGE TRUST, INC.
Attest:

By:_______________________________       By:____________________________________
                                            Name:
                                            Title:

                                         DAVID A. AKRE
Attest:

By:_____________________________         _______________________________________

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